May 21, 2009                                                                                                          FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL BOARD
MAINTAINS QUARTERLY DIVIDEND,
APPROVES UNIVERSAL SHELF REGISTRATION FILING

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today authorized a quarterly cash dividend on its common shares of $.11 per share, payable July 16 to shareholders of record July 1, 2009. This is the 23rd consecutive year in which Raymond James has paid its shareholders a dividend.
In addition, the board announced that it approved filing of a “universal shelf” registration statement with the Securities and Exchange Commission so that Raymond James may offer a wide range of securities, including both preferred and common stock as well as various forms of debt, on an opportunistic basis.
“Being positioned to take advantage of attractive opportunities, including selling debt under the FDIC’s Temporary Liquidity Guaranty Program if that becomes available to us, is a good practice,” stated Chairman and CEO Thomas A James. “The shelf registration is one way we’re preparing ourselves to do that.”
In addition, the firm announced earlier in the week that it has withdrawn its application to participate in the U.S. Treasury’s Capital Purchase Program (CPP) and has subsequently received a number of inquiries regarding the implication for its $100 million revolving credit facility. A response from the six lenders in that credit facility with respect to its previously submitted request to eliminate the approval for CPP as a condition for borrowing under that facility is expected in the near term.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in approximately 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $172 billion, of which approximately $26 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K and quarterly report for the quarters ended December 31, 2008 and March 31, 2009 on Form 10-Q, which are available on raymondjames.com and sec.gov.

For more information, contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.